SIXTH AMENDMENT TO LOAN AND PLEDGE AGREEMENT

Dated as of June 10, 2019

Reference is made to that certain Loan and Pledge Agreement dated as of January 27, 2017 (as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Loan and Pledge Agreement”) between Energy Recovery, Inc., as borrower (the “Borrower”), and Citibank, N.A., as lender (the “Lender”). Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Loan and Pledge Agreement.

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of the term “LIBOR Rate” set forth in Section 1.1 of the Loan and Pledge Agreement is hereby amended by deleting the stricken text and adding the double-underlined text as set forth below:

““LIBOR Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as it appears in the ICE Benchmark Administration’s Secure Financial Transaction Protocol service or through a third-party redistributor of such information, which shall note an average ICE Benchmark Administration Limited Fixing for US Dollar (or another commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which U.S. dollar deposits with a term equivalent to such Interest Period would be offered by Citibank in London, England to major banks in the London or other offshore interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. If the Board of Governors of the Federal Reserve System (or any successor) imposes a LIBOR Reserve Percentage with respect to LIBOR deposits, then, the LIBOR Rate shall be the foregoing rate divided by 1 minus the LIBOR Reserve Percentage. If the LIBOR Rate shall be less than zero percent, the LIBOR Rate shall be deemed to be zero percent for purposes of this Agreement.

The parties hereto agree that, effective as of the Amendment Effective Date, the definition of the term “Termination Date” set forth in Section 1.1 of the Loan and Pledge Agreement is hereby amended by deleting the stricken text and adding the double-underlined text as set forth below:

““Termination Date” means June 30, 2022.”

The parties hereto agree that, effective as of the Amendment Effective Date, the first sentence of Section 2.7(a) of the Loan and Pledge Agreement is hereby amended by deleting the stricken text and adding the double-underlined text as set forth below:

“The term of any Letter of Credit shall not exceed three (3) years from the date of its issuance, subject to renewal in accordance with the terms thereof.”

The parties hereto agree that, effective as of the Amendment Effective Date, the following clauses of Section 8.1 of the Loan and Pledge Agreement are hereby amended by deleting the stricken text and adding the double-underlined text as set forth below:

“(g)     Borrower shall: (i) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (ii) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, or otherwise enter into any transaction of merger or consolidation, unless in each case Borrower is the surviving legal entity;

(h)     the occurrence of any "Event of Default" as defined in the Standby Letter of Credit Agreement; or

(i)    any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of the Borrower which Indebtedness in the aggregate is at least $5,000,000 or enables (or, with the giving of notice or lapse of time or both would enable) the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof.”

As used herein, the term “Amendment Effective Date” shall mean the first date upon which the Lender shall have executed and delivered one or more counterparts of this Sixth Amendment to Loan and Pledge Agreement (the “Agreement of Amendment”) and shall have received one or more counterparts of this Agreement of Amendment executed by the other parties hereto.

The Borrower represents and warrants to the Lender that (i) immediately after giving effect to this Agreement of Amendment and the transactions contemplated hereby, its representations and warranties set forth in the Loan and Pledge Agreement and the other Loan Documents are true and correct in all material respects (unless such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing or will result from the transactions contemplated by this Agreement of Amendment, and (iii) this Agreement of Amendment has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy, or other laws affecting creditor’s rights generally, or general principals of equity, whether such enforceability is considered in a proceeding in equity or at law.

All references in any Loan Document to the Loan and Pledge Agreement on and after the Amendment Effective Date, shall be deemed to refer to the Loan and Pledge Agreement, as amended hereby, and the parties hereto agree that on and after the Amendment Effective Date, the Loan and Pledge Agreement, as amended hereby, is in full force and effect.

This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

THIS AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Loan and Pledge Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ENERGY RECOVERY, InC.,
as Borrower

By:_____________________________
Name:
Title:

CITIBANK, N.A.,
as Lender

By:____________________________
Name: